Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of July 26, 2022, is entered into by and between SACHEM CAPITAL CORP., a New York corporation (the “Company”), and JOHN E. WARCH (the “Employee”), having an address at 11 Blueberry Lane, Oyster Bay, New York 11771. This Agreement supersedes and replaces any previous agreements, express or implied, between the parties concerning employment terms, including, but not limited to, the offer letter, dated June 29, 2022.

RECITALS

WHEREAS, the Employee desires to enter into this Agreement, to be effective as of the Effective Date (as defined below), which sets forth the terms and conditions of the Employee’s employment with the Company from and after the Effective Date;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.            Definitions. In addition to the capitalized terms defined elsewhere herein, the following definitions shall be in effect under this Agreement:

(a)       “Affiliate” means, with respect to any entity, any person or entity, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

(b)       “Board” means the Board of Directors of the Company.

(c)       “Business” means any business activities of the Company or its subsidiaries, related to the ownership, management, preservation, development or financing of real property located anywhere within the United States of America, and any and all activities ancillary thereto.

(d)       “Cause” means: (i) the Employee’s material breach of this Agreement and such breach is not cured by the Employee within thirty (30) days after written notice from the Company; (ii) the Employee’s failure to perform Employee’s material duties and obligations under this Agreement (other than during any period of Disability) and such failure is not cured by the Employee within thirty (30) days after written notice from the Company; (iii) the Employee’s material malfeasance or material misconduct in connection with the performance of Employee’s duties hereunder; (iv) the Employee’s conviction of, or pleading guilty or nolo contendere to, a felony or the equivalent thereof, any other crime having as its predicate element fraud, dishonesty, misappropriation, moral turpitude, violence or theft; or (v) committing an act of moral turpitude, whether criminal or not, which would tend to undermine the reputation of the Company.

(e)       “Common Shares” means the Company’s common shares, par value $0.001 per share.

(f)       “Disability” means and shall be deemed to have occurred if, in the Board’s reasonable discretion, after consultation with a physician selected by the Board, the Employee shall have been unable to perform the essential functions of the Employee’s duties, even with reasonable accommodation if required by law, for a period of not less than one hundred twenty (120) consecutive days, or one hundred eighty (180) total days, during any twelve (12) month period. The Employee shall cooperate in submitting to medical examinations and providing medical records to the physician selected by the Board as reasonably requested by the Board in its determination of the existence or non-existence of a Disability hereunder.

(g)       “Effective Date” means August 1, 2022.

(h)       “Sale” means (i) a sale by the Company of substantially all of its assets, (ii) a sale by the existing shareholders of more than fifty percent (50%) of the issued and outstanding Common Shares in a single transaction or a series of related transactions, (iii) a sale by the Company in a single transaction or a series of related transactions of such number of shares of Common Stock as a result of which the purchaser (or purchasers) of such Common Shares is (or are) the beneficial owners(s) of more than fifty percent (50%) of the issued and outstanding Common Shares immediately after such issuance or (iv) if, immediately following the vote of a duly called meeting of shareholders of the Company, more than fifty percent (50%) of the members of the Board of Directors were not nominated by the Nominating and Governance Committee of the Board.

2.            Employment. The Company agrees to employ the Employee, and the Employee agrees to be employed by the Company, for the period set forth in Paragraph 3, in the position and with the duties and responsibilities set forth in Exhibit 1, and upon the other terms and conditions set out in this Agreement.

3.            Term. The term of the Agreement shall commence on the Effective Date and, shall terminate as provided herein (the “Employment Term”).

4.            Position and Duties.

(a)          During the Employment Term, the Employee shall serve as the Chief Financial Officer and Executive Vice President of the Company. The Employee shall serve and perform the duties outlined in Exhibit 1 and other executive, managerial or administrative duties, functions or responsibilities as are from time to time delegated to the Employee by the Company’s Chief Executive Officer, the Board or the Audit Committee of the Board.

(b)          During the Employment Term, the Employee shall devote substantially all of his business time, skill, attention and effort to all facets of the Business and affairs of the Company and will use reasonable best efforts to discharge fully, faithfully, and efficiently the duties and responsibilities delegated and assigned to the Employee in or pursuant to this Agreement; provided, however, nothing herein shall be construed as providing that Employee may not engage in outside business activities so long as they do not materially conflict with Employee’s duties and obligations to the Company. During the Employment Term, the Employee shall comply with all of Company’s policies and procedures as they may be adopted, modified or amended from time to time including, but not limited to, the Code of Business Conduct and Ethics, Insider Trading Policy, and the like.

(c)          The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Accordingly, the Employee agrees to the terms and conditions of the Restrictive Covenants set forth in Exhibit 2 hereto and incorporated herein by reference and agrees and acknowledges that such terms are reasonable in scope and necessary for the Company.

(d)          The Employee’s employment status shall be full-time. It is understood and agreed that the Employee may work remotely, subject to the approval of the Chief Executive Officer.

5.            Compensation and Related Matters.

(a)          Base Salary. The Company shall pay the Employee a base salary at the annual rate of THREE HUNDRED TWENTY-FIVE THOUSAND AND 00/100 Dollars (USD $325,000.00), such base salary shall be earned monthly and payable “on a salary basis” under applicable federal law (“Base Salary”). During the Employment Term, the Base Salary will be reviewed annually and is subject to adjustment at the discretion [of the Compensation Committee of the Board, but in no event may the Company pay the Employee a Base Salary less than that set forth above during the Employment Term, unless such reduction is pursuant to a plan mandated by the Board that applies to all senior executives of the Company. Payment of all compensation to the Employee hereunder shall be made in accordance with the terms of this Agreement and applicable Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable withholdings and taxes.

(b)          Cash Bonus. The Employee shall be eligible for an annual cash bonus equal to fifty percent (50%) of his base salary for the year with respect to which such bonus shall be payable (the “Bonus”). Payment of the Bonus and the amount thereof shall be determined by the Compensation Committee of the Board in its sole and absolute discretion based on the Company’s financial condition, results of operations and other benchmarks that may be identified by the Company’s Chief Executive Officer and ratified by the Compensation Committee of the Board. Payment of the Bonus is conditioned on compliance with applicable law, and shall be payable to the Employee so long as (i) only if the Employee has not breached the terms of this Agreement, (ii) is performing his job duties satisfactorily, which will be deemed the case so long as the Employee has not received documented negative performance reviews and (iii) the Employee continues to be employed by the Company on the date of determination of the Bonus as well as on the date of payment thereof. Any Bonus shall be paid at such time as the Company customarily pays bonuses to its other senior executive officers.

(c)          Equity Incentive Compensation. The Employee shall be eligible to receive equity incentive compensation at such times, in such forms and under such terms and conditions, including, but not limited to, purchase price, vesting schedule and transferability, as shall be determined by the Compensation Committee of the Board, in its sole and absolute discretion. Equity incentive compensation shall include, but not be limited to, restricted Common Shares, stock options and/or restricted stock units.

(d)          Employee Benefits and Perquisites. During the Employment Term, the Employee will be entitled to: (i) participate in the Company’s health insurance plan (“Employee Benefits”); (ii) the perquisites and other fringe benefits that are from time to time made available by the Company generally to its employees; and (iii) such perquisites and fringe benefits that are from time to time made available by the Company to the Employee in particular, subject to any applicable terms and conditions of any specific perquisite or other fringe benefit; provided, however, that nothing contained herein shall be deemed to require the Company to adopt, maintain or provide any particular plan, program, arrangement, policy, perquisite or fringe benefit. The Employee shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans as they may be amended from time to time. The Employee agrees to cooperate and participate in any medical or physical examinations as may be required in connection with the applications for such life and/or disability insurance policies.

(e)          Expenses. The Employee shall be entitled to receive reimbursement for all reasonable and necessary business expenses incurred by the Employee in performing Employee’s duties and responsibilities under this Agreement, consistent with the Company’s policies or practices as may from time to time be in effect for reimbursement of expenses incurred by other Company employees. All expenses shall be reimbursed within fifteen (15) days after Employee submits an expense report and any required documentation.

(f)           Paid Time Off. The Employee shall be eligible for twenty-five (25) days of paid time off in accordance with the policies and practices of the Company as may from time to time be in effect for its employees. Employee will also be eligible for any other paid/unpaid time off as required by law.

(g)          Indemnification. The Company shall indemnify the Employee, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by Employee in connection with any action, suit or proceeding to which Employee may be made a party by reason of being an officer, director, employee, contractor or agent of the Company or of any subsidiary or affiliate of the Company or any other corporation for which Employee serves as an officer, director, or employee at the Company’s request.

(h)          Signing Bonus. The Company shall pay Employee on or before August 15, 2022, TWENTY-FIVE THOUSAND and 00/100 DOLLARS ($25,000.00), less any applicable withholding taxes and other payroll deductions, as a one-time signing bonus.

6.            Termination of Employment.

(a)          Death. This Agreement shall terminate automatically upon the Employee’s death.

(b)          Disability. The Company may terminate this Agreement at any time upon the Board’s determination of the Employee’s Disability pursuant to Section 1(e) above; provided, however, that such termination must occur while the Disability is in existence and before the Employee returns to work at the Company on a full-time basis.

(c)          Termination by the Company for Cause. The Company may immediately terminate this Agreement for Cause.

(d)         Termination by the Employee (Resignation). The Employee may terminate this Agreement for any reason, upon at least ten (10) business days advance prior written notice to the Company.

(e)          Termination by the Company Without Cause. The Company may terminate this Agreement without Cause upon ten (10) business days’ advance prior written notice to Employee, or the equivalent amount in pay at the Company’s discretion.

(f)           Termination Upon Sale. This Agreement shall terminate automatically upon a Sale provided that the Employee enters into a new employment agreement with the acquiring entity as a part of the Sale. If no new employment agreement is entered into with such acquiring entity, then the Company’s obligations under this Agreement shall be assigned to and assumed by such acquiring entity as provided in Paragraph 12 herein.

(g)          Notice of Termination. Any termination of the Employee’s employment by the Company or the Employee (other than a termination pursuant to Paragraph 6(a)) shall be communicated by a Notice of Termination. A “Notice of Termination” is a written notice delivered in the manner set forth in Paragraph 10 hereof that must (i) indicate the specific termination provision in this Agreement relied upon and (ii) specify the Employment Termination Date.

(h)          Employment Termination Date. The Employment Termination Date shall be as follows: (i) if the Employee’s employment is terminated by Employee’s death, the date of Employee’s death; (ii) if the Employee’s employment is terminated pursuant to any other provision of this Agreement, the date specified in the Notice of Termination (the “Employment Termination Date”).

(i)            Transition Period. Except in the case of termination by death, upon termination of this Agreement, and for a period of thirty (30) days thereafter (the “Transition Period”), the Employee agrees to be available to assist the Company with transition projects assigned to the Employee by the Board. The Employee will be paid at an agreed upon hourly rate commensurate with the industry standard rate of pay for any work performed by the Employee for the Company during the Transition Period.

7.            Compensation Upon Termination of Employment. In addition to any other compensation outlined herein, the following compensation shall be paid upon termination of employment under the following circumstances:

(a)          Death. Upon termination of this Agreement because of the Employee’s death: (i) the Company shall pay the Employee’s estate the accrued and unpaid portion of the Employee’s Base Salary and any Bonuses earned for services provided through the Employment Termination Date (the “Compensation Payment”); (ii) the Company shall pay the Employee’s estate any reimbursement for business travel and other expenses to which the Employee is entitled hereunder (the “Reimbursement”); and (iii) any unvested portion of any options, restricted Common Shares, restricted stock units or other securities of Company granted to Employee by the Company that are subject to vesting (“Unvested Securities”), shall immediately vest, regardless of the vesting or termination provisions of such Unvested Securities. For purposes of clarity, to the extent the vesting or other provisions of any Unvested Securities conflict with the terms of this Paragraph 7(a), the terms of this Paragraph 7(a) shall govern.

(b)          Disability. Upon termination of this Agreement by the Company due to Disability pursuant to Paragraph 6(b): (i) the Company shall pay the Employee the Compensation Payment; (ii) the Company shall pay the Employee the Reimbursement; and (iii) any Unvested Securities shall immediately vest. For purposes of clarity, to the extent the vesting or other provisions of any Unvested Securities conflict with the terms of this Paragraph 7(b), the terms of this Paragraph 7(b) shall govern.

(c)          Termination for Cause. Upon termination of this Agreement by the Company for Cause pursuant to Paragraph 6(c), the Company shall pay the Employee (i) the Compensation Payment and (ii) the Reimbursement.

(d)         Termination by the Employee (Resignation). Upon Termination of this Agreement by the Employee pursuant to Paragraph 6(d), the Company shall pay the Employee (i) the Compensation Payment and (ii) the Reimbursement.

(e)         Termination by the Company Without Cause. Upon termination of this Agreement by the Company without Cause pursuant to Paragraph 6(e), except in connection with a termination in connection with a Sale: (i) the Company shall pay the Employee the Compensation Payment; (ii) the Company shall pay the Employee the Reimbursement; and (iii) any Unvested Securities shall immediately vest; and (iv) subject to the signing by Employee of a general release of all claims against the Company in a form and manner satisfactory to the Company, and after the expiration of any revocation rights under that general release, and subject to Executive’s compliance with post-termination obligations and any restrictive covenants, upon termination by the Company without Cause, the Company shall provide the Employee with severance equal to twelve (12) months of the Employee’s Base Salary and other employment benefits; provided, however, if such termination occurs before August 1, 2023, the amount of the severance shall equal three (3) months of Employee’s Base Salary and other employment benefits. At the election of the Company, the payment required by clause (iv) of the prior sentence may be paid in equal payments over 12 months following the effective date of the termination and shall be subject to all applicable withholdings and taxes. For the purposes of clarity, to the extent the vesting or other provisions of any Unvested Securities conflict with the terms of this Paragraph 7(e), the terms of this Paragraph 7(e) shall govern.

(f)             Termination upon a Sale. Upon termination of this Agreement pursuant to Paragraph 6(f): (i) the Company shall pay the Employee the Compensation Payment; (ii) the Company shall pay the Employee the Reimbursement; (iii) any Unvested Securities shall immediately vest; and (iv) unless such termination was for “Cause,” subject to the signing by Employee of a general release of all claims against the Company in a form and manner satisfactory to the Company, and after the expiration of any revocation rights under that general release, and subject to Executive’s compliance with post-termination obligations and any restrictive covenants, the Company shall provide the Employee with severance equal to eighteen (18) months of the Employee’s Base Salary and other employment benefits. Any termination of this Agreement within six (6) months of the consummation of a Sale, shall be deemed a termination pursuant to Section 6(f)For purposes of clarity, to the extent the vesting or other provisions of any Unvested Securities conflict with the terms of this Paragraph 7(f), the terms of this Paragraph 7(f) shall govern.

(g)          No Effect on Other Benefits. The payments provided for in Paragraphs 7(a) through 7(f) do not limit the entitlement of the Employee or the Employee’s estate or beneficiaries to any amounts payable pursuant to the terms of any applicable disability insurance plan, policy, or similar arrangement that is maintained by the Company for the Employee’s benefit or to any death or other vested benefits to which the Employee may be entitled under any life insurance, stock ownership, stock options, restricted stock units, or other benefit plan or policy that is maintained by the Company for the Employee’s benefit.

(h)          No Mitigation. The Employee will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will the amount of any payment provided for under this Agreement be reduced by any profits, income, earnings, or other benefits received by the Employee from any source other than the Company or its successor.

8.            Survival. The expiration or termination of this Agreement will not impair the rights or obligations of any party hereto that accrues hereunder prior to such expiration or termination, including, but not limited to, the Company’s obligations under Paragraphs 5(h) and 7.

9.            Withholding Taxes. The Company shall withhold from any payments to be made to the Employee pursuant to this Agreement such amounts (including social security contributions and federal income taxes) as shall be required by federal, state, and local withholding tax laws.

10.          Notices. All notices, requests, demands, and other communications required or permitted to be given or made by either party shall be in writing and shall be deemed to have been duly given or made to the party for which intended at the following addresses (or at such other addresses as shall be specified by the parties by like notice, except that notices of change of address shall be effective only upon receipt) (a) when delivered personally, or (b) when deposited and sent via overnight courier or (c) when sent via electronic email:

If to the Company, at:

Sachem Capital Corp.

Attn: Chief Executive Officer

698 Main Street

Branford, CT 06405

E-mail: jlvillano@sachemcapitalcorp.com

If to the Employee, at: the Employee’s then-current home address on file with the Company.

Notice so given shall, in the case of overnight courier, be deemed to be given and received on the date of actual delivery and, in the case of personal delivery, on the date of delivery.

11.           Binding Effect: No Assignment by the Employee: No Third-Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and assigns. The Employee shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable under this Agreement shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

12.       Assumption by Successor. Subject to Paragraph 6(f), the Company shall require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in writing in form and substance reasonably satisfactory to the Employee, expressly, absolutely, and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Paragraph, “Company” shall include any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of the Company that executes and delivers the agreement provided for in this Paragraph or that otherwise becomes obligated under this Agreement by operation of law.

13.       Arbitration. The parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved exclusively by confidential, final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules and shall be brought and litigated in New Haven County, Connecticut. All disputes shall be resolved by one (1) arbitrator. The arbitrator will have the authority to award the same remedies, damages, and costs that a court could award, and will have the additional authority to award specific performance and/or injunctive or other relief to enforce or prevent any violations of the provisions hereof (without requiring the posting of a bond or other security). The arbitrator shall issue a reasoned award explaining the decision, the reasons for the decision, and any damages or other relief awarded. The arbitrator’s decision will be final and binding. The judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This provision and any decision and award hereunder can be enforced under the Federal Arbitration Act.

14.       Governing Law and Venue. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Connecticut, without regard to conflict of laws rules or principles which might refer the governance or construction of this Agreement to the laws of another jurisdiction.

15.       Entire Agreement. This Agreement, and the Exhibits, schedules, and documents attached and referred to herein, contains the entire agreement among the parties concerning the subject matter hereof and supersedes all prior agreements and understandings, written and oral, between the parties with respect to the subject matter of this Agreement, except that all confidentiality, assignment, and non-disclosure provisions and agreements between the Employee and the Company are still in force and non-superseded.

16.       Modification: Waiver. No amendment, modification or waiver of this Agreement shall be effective unless it is in writing and signed by the Employee and by a duly authorized representative of the Company (other than the Employee). Each party acknowledges and agrees that no breach of this Agreement by the other party or failure to enforce or insist on its or Employee’s rights under this Agreement shall constitute a waiver or abandonment of any such rights or defenses to enforcement of such rights.

17.       Severability. If any provision of this Agreement shall be determined by a court or arbitrator to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, shall remain in full force and effect, and shall be enforceable to the fullest extent permitted by applicable law.

18.       Counterparts. This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Counterparts delivered by electronic mail or facsimile shall be effective.

[Signatures on following page.]

IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date first written above.

SACHEM CAPITAL CORP.

By:	/s/ John L. Villano
John L. Villano,
Chief Executive Officer

EMPLOYEE:

/s/ John E. Warch
John E. Warch

EXHIBIT 1

Duties and Responsibilities

In addition to everything else contained in this Agreement, including, but not limited to Paragraph 5, the Employee’s duties and responsibilities shall include the following:

•	Compliance with the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) to which the Company is subject, including, but not limited to, the preparation and filing of all reports, schedules and other forms required under the Securities and Exchange Act of 1934, as amended, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and Schedule 14A;

•	Prepare year-end and quarterly financial statements in accordance with GAAP (including the notes thereto);

•	Prepare financial information and operational data for use in connection with securities offerings by the Company (public and private);

•	Maintain and review all general ledgers and inputs for accuracy;

•	Ensure all quarterly and annual timelines are met for compliance purposes;

•	Budget annually and forecasting on a regular basis;

•	Prepare financial reports on a regular basis for the Company’s Chief Executive Officer and the Board as required;

•	Work with Company’s Chief Executive Officer to set guidance for the capital markets;

•	Find and implement a new accounting systems (ERP);

•	Oversee audits with independent auditors;

•	Assist with M&A reviews; and

•	Sarbanes-Oxley compliance.

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EXHIBIT 2

RESTRICTIVE COVENANTS

(a) Covenants Against Competition. Employee acknowledges that as of the execution of this Agreement (A) the Company is engaged in originating, servicing and managing a portfolio of first mortgage loans to real estate investors to fund their acquisition, renovation, rehabilitation, development or improvement of residential or commercial properties and is contemplating to expand its business activities to include real estate development (such business activities as presently conducted or as to be conducted at any time during the term of this Agreement, the “Business”); (B) the Company’s Business is currently conducted primarily in Connecticut, New York, Florida, Massachusetts, New Jersey, Maryland, Rhode Island, Texas, South Carolina, Pennsylvania, Maine, North Carolina, Tennessee and California and the Company is actively seeking to expand into other states (the “Territories”); (C) Employee’s employment with the Company will have given him access to confidential information concerning the Company, its Business, operations and financial condition; and (E) the agreements and covenants contained in this Agreement are essential to protect the business and goodwill of the Company. Accordingly, Employee covenants and agrees as follows:

(i) Without the prior written consent of the Board, Employee shall not, during the Restricted Period (as defined below) and within the Restricted Area (as defined below), except in Employee’s capacity as an agent of the Company or any of its affiliates, (A) engage or participate in any business activities that compete or could potentially compete with the Business; (B) enter the employ of, or render any services (whether or not for a fee or other compensation) to, any person engaged in a business similar to the Business; or (c) acquire an equity interest in any such person; provided, however, that during the Restricted Period, Employee may own, directly or indirectly, solely as a passive investment, securities of any company traded on any national securities exchange or on the National Association of Securities Dealers Automated Quotation System.

(ii) As used herein: (A) “Restricted Period” shall mean the twelve-month period commencing on the Termination Date unless Employee is terminated by the Company without Cause, in which case the Restricted Period shall be zero months; and (B) “Restricted Area” shall mean any place within the Territories or any other location in which the Company is then actually or actively considering conducting Business.

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(b) Confidential Information; Personal Relationships. Employee acknowledges that the Company has a legitimate and continuing proprietary interest in the protection of its confidential information and has invested substantial sums and will continue to invest substantial sums to develop, maintain and protect confidential information. Employee agrees that, during and after the Restricted Period, without the prior written consent of the Board, Employee shall keep secret and retain in strictest confidence, and shall not knowingly use for the benefit of himself or others all confidential matters relating to the Company’s Business including, without limitation, operational methods, marketing or development plans or strategies, business acquisition plans, joint venture proposals or plans, and new personnel acquisition plans, learned by Employee heretofore or hereafter (such information shall be referred to herein collectively as “Confidential Information”); provided, that nothing in this Agreement shall prohibit Employee from disclosing or using any Confidential Information (A) in the performance of his duties hereunder, (B) as required by applicable law, (C) in connection with the enforcement of his rights under this Agreement or any other agreement with the Company and its affiliates, or (D) in connection with the defense or settlement of any claim, suit or action brought or threatened against Employee by or in the right of the Company. Notwithstanding any provision contained herein to the contrary, the term Confidential Information shall not be deemed to include any general knowledge, skills or experience acquired by Employee or any knowledge or information known or available to the public in general. Employee shall be permitted to retain copies of, or have access to, all such Confidential Information relating to any disagreement, dispute or litigation (pending or threatened) involving Employee.

(c) Employees of the Company and its Affiliates. During the Restricted Period, without the prior written consent of the Board of the Company, Employee shall not, directly or indirectly, hire or solicit, or cause others to hire or solicit, for employment by any person other than the Company or any affiliate or successor thereof, any employee of, or person employed within one year preceding Employee’s hiring or solicitation of such person by, the Company, or its affiliates or successors or encourage any such employee to leave his employment. For this purpose, any person whose employment has been terminated involuntarily by the Company shall be excluded from those persons protected by this Paragraph (c) for the benefit of the Company.

(d) Business Relationships. During the Restricted Period, Employee shall not, directly or indirectly, request or advise a person that has a business relationship with the Company to curtail or cancel such person’s business relationship with the Company.

(e) Rights and Remedies Upon Breach. If Employee breaches, threatens to commit a breach of, any of the provisions contained in this Exhibit 2 of this Agreement (the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

(i) Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

(ii) Accounting. The right and remedy to require Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Employee as the result of any action constituting a breach of Restrictive Covenants.

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(f) Severability of Covenants. Employee acknowledges and agrees that the Restrictive Covenants are reasonable and valid in duration and geographical scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect without regard to the invalid portions. The provisions set forth in this Paragraph (f) shall be in addition to any other provisions of the business conduct and ethics policy applicable to employees of the Company and its subsidiaries during the term of Employee’s employment.

(g) Saving Clause. If the period of time or the area specified in Paragraph (a)(ii) above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof or both so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable. If Employee violates any of the restrictive covenants contained in this Exhibit 2, the restrictive period shall not run in favor of Employee from the time of the commencement of any such violation until such time as such violation shall be cured by Employee to the satisfaction of Company.

(h) Non-Disparagement. The Employee shall not, at any time during his employment by the Company and its affiliates and thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally or otherwise, or take any action that may, directly or indirectly, disparage the Company or any of its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude the Employee from making truthful statements that are required by applicable law, regulation or legal process.

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